UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

The Allied Defense Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The Allied Defense Group, Inc.
For More Information, Contact:
Maria Walker
Investor Relations
703-847-5268
THE ALLIED DEFENSE GROUP ANNOUNCES INTENTION TO
ADJOURN WITH RESPECT TO THE DISSOLUTION PROPOSAL
ONLY; VOTE ON ASSET SALE TO CHEMRING WILL STILL BE
TAKEN AT THE AUGUST 31 SPECIAL MEETING
VIENNA, Virginia, August 27, 2010 — The Allied Defense Group, Inc. (NYSE Amex: ADG) announced that it will not ask its stockholders to vote on the proposal to approve the dissolution of ADG at the August 31, 2010 special meeting. Instead ADG will ask its stockholders to vote to adjourn the special meeting for the purpose of voting upon the dissolution proposal at the reconvened special meeting. ADG will still ask its stockholders to vote at the August 31, 2010 special meeting to authorize the sale of substantially all of its assets to Chemring Group PLC.
In response to stockholder concerns, ADG’s board of directors has determined that it is in the best interests of ADG and its stockholders to delay the filing of a certificate of dissolution with the Delaware Secretary of State so that its stockholders may continue to transfer ADG’s common stock while ADG resolves the matters relating to the DOJ subpoena. If the dissolution is approved by ADG’s stockholders, ADG will now delay the filing of a certificate of dissolution with the Delaware Secretary of State until at least August 31, 2011.
Additionally, ADG will continue to file all periodic reports required under the Securities Exchange Act of 1934, as amended, and by any exchange on which ADG’s securities are then listed until at least August 31, 2011.
To provide stockholders with time to consider these recent developments relating to the dissolution proposal, ADG intends to delay the consideration by its stockholders of the dissolution proposal. As a result, ADG will not ask its stockholders to vote upon the dissolution proposal at the August 31, 2010 special meeting and instead will ask its stockholders to vote to adjourn the special meeting for the purpose of voting upon the dissolution proposal at the reconvened special meeting. ADG intends to adjourn the meeting for approximately 30 days with respect to the dissolution proposal.
At the August 31, 2010 special meeting, ADG will still ask its stockholders to vote to authorize the sale of substantially all of its assets to Chemring Group PLC.
ADG’s board of directors continues to recommend that its stockholders vote “FOR” the authorization of the three proposals in the proxy statement, including the dissolution proposal.
About The Allied Defense Group, Inc.
The Allied Defense Group, Inc. is a multinational defense company focused on the manufacture, sale and distribution of ammunition and ammunition-related products for use by the U.S. and foreign governments. For more information, please visit ADG’s web site: www.allieddefensegroup.com.

About Chemring Group
Chemring Group PLC is a global defense business listed on the London Stock Exchange with a market capitalization of about £1 billion ($1.6 billion). Chemring specializes in the manufacture of energetic material products, providing solutions for highly demanding requirements in the Pyrotechnics, Explosive Ordnance Disposal, Munitions and Countermeasures markets. The Group is built on a hundred-year history of innovation and development and now employs over 3500 people in the UK, US, France, Germany, Italy, Norway, Spain and Australia. For more information, please visit Chemring’s website: www.chemring.co.uk.
Additional Information and Where to Find It
This communication may be deemed to be a solicitation of proxies from the stockholders of ADG in connection with the proposed asset sale to Chemring. ADG has filed a definitive proxy statement and relevant documents concerning the proposed asset sale with the SEC. The proxy statement was mailed on or about July 28, 2010 to the stockholders of record of ADG as of July 26, 2010. A supplement to the proxy statement describing the matters in this press release was mailed to the same stockholders of record on or about August 26, 2010. Investors and security holders of ADG are urged to read the proxy statement, the proxy statement supplement and any other relevant documents filed with the SEC because they contain important information about ADG and the proposed asset sale and the dissolution proposal. The proxy statement and any other documents filed by ADG with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by ADG by contacting Investor Relations, The Allied Defense Group, Inc., 8000 Towers Crescent Drive, Suite 260, Vienna, Virginia 22182, telephone number (703) 847-5268. Investors and security holders are urged to read the proxy statement, the proxy statement supplement and the other relevant materials before making any voting or investment decision with respect to the proposed asset sale.
Safe Harbor for Forward-Looking Statements
Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by ADG with the SEC.